Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement of W.W. Grainger, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 27, 2015, with respect to the consolidated financial statements of W.W. Grainger, Inc., and the effectiveness of internal control over financial reporting of W.W. Grainger, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 16, 2015